                                                       Exhibit 16
               ALLIANCE PREMIER GROWTH FUND, INC.
      COMPUTATION OF AVERAGE ANNUAL COMPOUNDED TOTAL RETURN

                          ERV = P(1+T)

Definitions:

P=Initial investment by shareholder

T=Average annual total return

ERV=Ending redeemable value of shareholder investment

n=Number of periods

                    Formula to solve for "T"

                                ERV
    For year one             T= ---  - 1
                                 P


    *For subsequent years    T= ERV - 1
                                ---
                                 P

To solve for ERV:
1. Take an initial shareholder investment of $1,000 on September 28, 1992 at maximum offering price of $10.31. The result is 96.993 shares.

2. Assume that all dividends and distributions by the Fund are reinvested on reinvest date for the creation of additional shares. (-0- shares created).

3. Add initial share balance to additional shares created due to reinvestment and multiply by ending net asset value ($10.79) to obtain ending redeemable value (ERV).

                   (96.993 x 10.79 = $1,046.55)

                             1,046.55
                        T =  --------- - 1
                             1,000.00

                        T =  1.04655 - 1

                        T =  0.04655

                        T =  4.655%

                   T=Average annual total return

* For subsequent years repeat steps 1 through 3 for the required periods and apply to formula shown above.

















































                                2
00250118.AD3